Exhibit 5.2

November 5, 2008

Sunstone Hotel Investors, Inc.

903 Calle Amanecer, Suite 100

San Clemente, California 92673

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of up to 7,453,425 shares (the “Shares”) of common stock, par value $.01 per share (the “Common Stock”), of the Company, covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares are issuable upon exchange of up to $250,000,000 aggregate principal amount of 4.60% Exchangeable Senior Notes due 2027 (the “Notes”) issued by Sunstone Hotel Partnership, LLC, a Delaware limited liability company (“SHP”). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement, and the related form of prospectus included therein, in the form in which it was filed with the Commission under the 1933 Act;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. Resolutions adopted by the Board of Directors of the Company, relating to the issuance of the Shares, certified as of the date hereof by an officer of the Company;

5. The Indenture, dated June 18, 2007, the Supplemental Indenture, dated June 18, 2007, the Second Supplemental Indenture, dated as of June 27, 2007, and the Third Supplemental Indenture, dated as of July 29, 2008, among the Company, SHP, the other guarantors named therein and Wells Fargo Bank, National Association, as trustee (together, the “Indenture”);

Sunstone Hotel Investors, Inc.

November 5, 2008

6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7. A certificate executed by an officer of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Shares have not been, and will not be, issued or transferred in violation of the restrictions on transfer and ownership contained in Article VII of the Charter.

6. Upon the issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the number of shares of Common Stock the Company is then authorized to issue under the Charter.

Sunstone Hotel Investors, Inc.

November 5, 2008

7. The Notes have been validly executed, issued and delivered and constitute the legal and binding obligation of SHP, enforceable against SHP in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company has been duly incorporated and is validly existing under the laws of the State of Maryland and is in good standing with the SDAT.

2. The Shares have been duly authorized by all necessary corporate action and, if and when issued upon exchange of the Notes in accordance with the terms of the Charter and the Indenture, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP